CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC
                                ACCOUNTING FIRM


We consent to the references to our firm under the captions "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information of Money Market Reserve Portfolio in Post- Effective Amendment Number 4 to the Registration Statement (Form N-1A, No. 333- 122846) of Lehman Brothers Reserve Liquidity Funds, and to the incorporation by reference of our report dated May 16, 2007, with respect to the financial statements and financial highlights of Money Market Master Series (formerly, Institutional Liquidity Portfolio), a series of Institutional Liquidity Trust, included in the March 31, 2007 Annual Report of Lehman Brothers Institutional Liquidity Funds.

/s/ Ernst & Young LLP


Boston, Massachusetts
July 24, 2007